Exhibit 4.8

2012 Version-2

China Merchants Bank Co., Ltd.

Shanghai Branch

Credit Agreement

(Applicable to shared credit)

Credit Agreement

(Applicable to shared credit)

No.:

1. Party A (credit grantor): refer to Article 15 of this contract

2. Party B (individual name or collective name of the credit applicant): refer to Article 15 of this contract

Upon Party B’s application, Party A agrees to provide credit line to Party B for the use by Party B. In accordance with the provisions of related laws, Party A and Party B hereby sign this agreement upon agreement on the following articles through full consultation.

Article 1 Credit line

Refer to Article 16 of this contract.

Article 2 Credit period

Refer to Article 17 of this contract.

Article 3 Use of the credit line

3.1 Type and scope of line

Refer to Article 18 of this contract.

3.2 Within the credit period, Party B can cyclically use the revolving credit line, whereas the one-off credit line cannot be used cyclically. To use the credit line, Party B shall make applications by installment, with the review and approval of Party A accordingly. The two parties may separately sign specific transaction contracts (due bill included), agreement, or the application for related transactions submitted to Party A by Party B and approved by Party A, in order to specify the amount, time limit, specific purpose of the credit and other credit each time.

Under domestic factoring without recourse, the “Notice of Transfer of the creditor’s Right to Accounts Receivable” issued by Party A shall be claimed by Party B in ways as accepted by Party A, then it is regarded that the two parties have concluded a “specific transaction contract”.

3.3 The specific time of using each installment of loan or of other credits within the credit line shall be determined by Party B’s business needs and Party A’s business management regulations, and the expiration date of each specific transaction may be later than the expiration date of the credit period.

Article 4 Interest and expenses

The interest of the loans and funds within the line of credit, and expenses charged for corresponding transaction shall be determined in accordance with the terms of specific contracts.

Article 5 Warranty clause

Refer to Article 19 of this contract.

5.3 Under this agreement, the credit applicant of Party B shall be the guarantor of joint and several liabilities for all the debts owed to Party A by the credit-sharing applicants of Party B, who shall issue a letter of commitment and an irrevocable letter of guarantee to Party A.

Article 6 Rights and obligations of Party B

6.1 Party B is entitled to the following rights:

6.1.1 Party B has the right to request Party A to provide loans or other credits within the credit line in accordance with the terms and conditions of this agreement;

6.1.2 Party B has the right to use the credit line as agreed in this agreement;

6.1.3 Party B has the right to request Party A to keep confidential the information of production, operation, property and accounts provided by Party B, unless stipulated otherwise by laws and regulations or required otherwise by the regulatory bodies;

6.1.4 Party B has the right to transfer the debt to a third party upon the approval of Party A.

6.2 Party B assumes the following obligations:

6.2.1 Party B shall truthfully provide the documents requested by Party A (including but not limited to faithful financial statements, annual financial reports, major decisions and changes on production, operation and management according to the frequency requested by Party A) and the information about Party B’s bank, account number and balances of deposits and loans to Party A, and shall cooperate in the investigation, inspection, and review of Party A;

6.2.2 Party B shall be subject to the supervision of Party A in respect of the use of credit fund, and related production, operation and financial activities;

6.2.3 Party B shall use the loans and/or other credits in accordance with the purpose designated and/or committed in this agreement and any other individual contracts;

6.2.4 Party B shall repay the principals and interest of the loans, advances and other credits on time and in full in accordance with the terms and conditions of this agreement and any other individual contracts;

6.2.5 Party B can only transfers part or whole of the debts under this agreement to a third party, under the written approval of Party A;

6.2.6 Party B shall notify Party A immediately when the following conditions occur, and cooperate with Party A in implementing the repayment-ensuring measures in relation to the loans, advances, and other credits with both principals and interest, as well as all accompanied expenses:

6.2.6.1 Significant financial loss, assets loss or other financial crisis occurs to Party B;

6.2.6.2 Party B provides loans or warranties to a third party, or collateralize its own property or rights for mortgage or pledge;

6.2.6.3 Matters of change occur to Party B, such as merger (acquisition), demergers, reorganization, joint venture (cooperation), transfer of ownership of assets (stock), joint-stock reform and so on;

6.2.6.4 Following situations occur to Party B, closure, business license withdrawal or deregistration, applying for or being applied for bankruptcy, dissolution 6.2.6.5 Significant operational or financial crisis occur in controlling shareholders and other related companies of Party B, which affects its normal operation;

6.2.6.6 Significant related party transactions occur between Party B and its controlling shareholders or related companies, which affect its normal operation;

6.2.6.7 Any significant lawsuits, arbitration, criminal or administrative punishment of Party B, which adversely affect its operation and assets situation;

6.2.6.8 The occurrence of other significant events which may affect Party B’s solvency.

6.2.7 Party B shall not neglect to manage and claim for its due credit, or dispose of its existing major property free of charge or in other inappropriate ways.

6.3 If Party B is a group corporate, Party B shall also comply with the following terms

6.3.1 Upon the occurrence of a related transaction whose amount accounts for more than 10% of its net assets, Party B shall notify Party A within 5 working days after its occurrence, and ensure that the content of the notice is complete and accurate. The items of the notice include:

6.3.1.1 The relationship among all the transacting parties;

6.3.1.2 The items and nature of each transaction;

6.3.1.3 Amount or corresponding proportion of each transaction;

6.3.1.4 Pricing policies (including transactions with no amount or only nominal amount).

6.3.2 Party B must obtain the written approval of Party A in advance in the event of transfer of equity or major assets. The transfer of major assets refers to that the assets sold accounts for more than 20% of Party B’s total assets in the latest audit or the related profits of the assets sold account for more than 20% of the profits of Party B in the latest audit.

6.3.3 Party B shall not make use of false contracts with related parties, or receipts, accounts receivable and other creditor’s claims without trading background to do business with Party A, such as note discount, factoring, pledge, L/C, forfeiting, etc.

6.3.4 Party B shall not use related transactions to intentionally damage or evade the creditor’s claims on Party A.

Related party transaction refers to the transfer of resources or obligations among related parties, regardless of whether charged or not. Related party refers to that, during enterprise finance and operation decision-making, if one party is able to directly or indirectly control, jointly control the other party or impose significant influence on the other party, then they are regarded as related parties; if two parties or multiple parties are controlled by the same party, then they are also related parties; both parties agree that the specific definition of the related party shall be set by Party A.

The term Group as mentioned in this agreement refers to a legal entity group with direct or indirect control, being-controlled relationships, or a legal entity group with substantial material risk relationships (such as being jointly controlled by a third party, the existence of other connections, which may lead to the transfer of assets and profits deviant from the principle of fair value). The controlling relationship means the relationship where, one party has substantial control or exerts significant influence on the operating decisions, capital operation, and the appointment of senior management of the other party. The parties agree that, Party A’s definition of whether the party concerned is a member of the group shall prevail.

Article 7 Rights and obligations of Party A

7.1 Party A is entitled to the following rights:

7.1.1 Party A has the right to request Party B to repay, on time and in full, the principal and interest of the loans, advances, and other credits under this agreement and other specific contracts;

7.1.2 Party A has the right to request Party B to provide the documents related to its use of the credit line;

7.1.3 Party A has the right to know about the production, operating and financial activities of Party B;

7.1.4 Party A has the right to supervise whether Party B use the loans and/or other credit in accordance with the agreed purposes of this agreement and other specific contracts;

7.1.5 After accepting Party B’s application for opening an L/C, Party A has the right to entrust another branch institution of China Merchants Bank Co., Ltd. in the location of beneficiaries to open a back-to-back L/C to the beneficiaries in accordance with the needs of its internal process;

7.1.6 Party A has the right to directly debit from the bank accounts of Party B to repay the debts of Party B under this agreement and other specific contracts;

7.1.7 Party A has the right to transfer the creditor’s claim on Party B, and adopt any ways deemed as appropriate by Party A, including but not limited to faxing, mailing, delivering by hand, announcement on mass media, to notify Party B of the transfer and to urge Party B to make repayment.

7.1.8 Other rights specified in this agreement.

7.2 Party A assumes the following obligations:

7.2.1 Party A shall provide loans and other credits within the credit line to Party B in accordance with the terms and conditions of this agreement and other specific contracts;

7.2.2 Party A shall keep confidential the information of assets, finance, production, and operation of Party B, unless stipulated otherwise by laws and regulations or required otherwise by the regulatory authorities.

Article 8 Party B’s special warranty of the following issues

8.1 Party B is a legal-person entity which is incorporated formally in accordance with laws of the PRC, and has full capacity for civil conduct to sign and fulfill this agreement;

8.2 Party B is fully authorized by its board of directors or any other competent authorities to sign and fulfill this agreement;

8.3 Party B shall ensure that the documents, files, and vouchers related to Party B, any warrantor, mortgagor (pledgor), and collateral are authentic, accurate, complete and valid without material mistakes inconsistent with the facts or the omission of any material fact;

8.4 Party B shall strictly comply with the terms and conditions of each specific contract, letters of commitment on opening a L/C, trust receipts, and other related documents issued to Party A.

8.5 Party B shall ensure that it does not have and will not have any lawsuit, arbitration, criminal penalty or administrative penalty which may have significant adverse impact on Party B or the main property of Party B at the time of signing and during the execution of this agreement. If any of the above-mentioned events occur, Party B shall notify Party A immediately.

8.6 Party B shall strictly comply with national laws and regulations in its operating activities, carry out businesses in strict accordance with the scope of business specified in the business license or legal authorization, and perform annual registration and inspection on time.

8.7 Party B shall keep or improve its current operating and managing standard, ensure the preservation and appreciation of the existing assets, do not forego any due claims, and do not dispose of the main existing property free of charge or in any other inappropriate ways;

8.8 Without the permission of Party A, Party B is forbidden to prepay any other long-term debt and others. (refer to Article 20 of this contract).

8.9 When signing this agreement, there does not exist any other matters which will affect Party B’s ability to fulfill its obligations under this agreement.

Article 9 Other expenses

In the case of notarization (not including compulsory notarization), and other services provided by a third party under entrustment, the related expenses shall be covered by the entrusting party on its own. If the two parties are jointly the entrusting parties, then each party shall bear 50%.

Party B shall bear all the expenses incurred by Party A for the realization of the creditor’s claims when Party B cannot repay the debts owed to Party A under this agreement on time, which include lawyer fees, filing fees, travelling expense, announcement fees, fees of service and so on. Party A is authorized by Party B to directly debit the above-mentioned expenses from the bank accounts of Party B. In the case of a shortfall, Party B assures full payment after receiving Party A’s notice, where Party A is not required to provide any proof.

Article 10 Event of default and its settlement

10.1 The occurrence of any of the following circumstances shall be deemed as a default if Party B:

10.1.1 Defaults on the obligations specified under Article 6.2.1, provides fraudulent information or conceals real status of important matters to Party A, or fails to cooperate with Party A in investigation, review, or inspection;

10.1.2 Defaults on the obligations specified under Article 6.2.2, rejects or evades Party A’s supervision on the use of the credit capital within the credit line and on related production, operating and financial activities;

10.1.3 Defaults on the obligations specified under Article 6.2.3, does not use the loans and/or other credit as agreed in this agreement and each other specific contract;

10.1.4 Defaults on the obligations specified under Article 6.2.4, does not repay the principal and interest of the loans, advances or other credit debts in a timely manner or in full amount as agreed in this agreement and/or each other specific contract;

10.1.5 Defaults on the obligations specified under Article 6.2.5, and transfers the debt under this agreement to a third party without the approval of Party A; or defaults on the obligations specified under Article 6.2.7, and neglect to manage and recourse of the due creditor’s claims, or dispose of its existing major properties free of charge or in other inappropriate ways;

10.1.6 Defaults on the obligations specified under Article 6.2.6, and does not notify Party A in a timely manner in the case of the circumstances specified in the Article 6.2.6, or provides no cooperation when Party A demands enhanced security measures of debt repayment under the agreement when Party A is informed of the occurrence of such circumstances to Party B, or Party A considers it less probable to collect the principal and interest of the credit herein;

10.1.7 Defaults on the obligations specified under Article 6.3.1, and does not notify the related party transaction of more than 10% of its net assets in a timely, complete, accurate manner; defaults on the obligations specified under Article 6.3.2, and does not obtain the written consent of Party A in advance before conducting the equity transfer or the sales of material assets; defaults on the obligations specified under Article 6.3.3, and makes use of false contracts or notes, accounts receivable and other creditor’s claims without real trading background with related parties to do related business with Party A; defaults on the obligations specified under Article 6.3.3, and Party B makes use of related party transactions to intentionally undermine or evade Party A’s creditor’s right; if Party B is a corporate group, the default of any member enterprises of Party B or of the group where Party B is affiliated to any creditor shall be deemed as the default by Party B;

10.1.8 Defaults on the provisions of Articles 8.1, 8.2, 8.5, or defaults on the provisions of Articles 8.3, 8.4, 8.6, 8.7, 8.8, 8.9, and makes no prompt rectification as requested by Party A;

10.1.9 The occurrence of other circumstances that Party A deems doing harm to Party A’s legal rights and interests, such as the default of specific circumstances; (refer to Article 21 of this contract)

10.2 When one of the following circumstances occurs to the guarantor, Party A considers that it may affect the guaranty ability of the guarantor and asks the guarantor to eliminate the negative influence caused thereby, or asks Party B to add, change the guaranty conditions, it is deemed as default when the guarantor or Party B fail to do so;

10.2.1 The occurrence of the circumstance similar to one of those described in Article 6.2.6 of this agreement;

10.2.2 Concealment of one’s actual capacity for assuming the guaranty obligation when issuing the irrevocable letter of guarantee, or failure to obtain the authorization of the competent authority;

10.2.3 Failure to handle the formalities of annual inspection and registration in a timely manner;

10.2.4 Negligence to manage or claim for its due credit, or disposing of the existing material assets free of charge or in other inappropriate ways.

10.3 Where one of the following circumstances occurs to the mortgagor (pledgor), Party A, holding that it may cause nullification of the mortgage (or pledge) or insufficient value of the collateral (or pledged objects), asks the mortgagor (or pledgor) to eliminate the negative influence caused thereby, or asks Party B to add, change the guaranty conditions, it is deemed as default if the guarantor (or pledgor) and Party B fail to do so;

10.3.1 Having no ownership or right of disposal on the collateral (or the pledged objects), or the ownership is in dispute;

10.3.2 Where the circumstances of beingrent out, sealed up, detained, monitored, or the existence of legal priority (including but not limited to the priority of payment for construction project) occur to the collateral (or pledged objects), and/or the concealment of the occurrence of such circumstances;

10.3.3 Without the written consent of Party A, the mortgagor transfers, rents, re-mortgages or disposes of the collateral in any other inappropriate ways, or even with the written consent of Party A, but does not repay the debts owed to Party A by Party B with the income of disposing of the collateral according to Party A’s requirements;

10.3.4 The mortgagor fails to properly store, maintain and repair the collateral, which leads to significant devaluation of the collateral; or the acts of the mortgagor which directly endanger the collateral and lead to reduced value of the collateral; or the mortgagor does not purchase insurance for the collateral as required by Party A within the mortgage period.

10.4 Upon the occurrence of any default specified under Articles 10.1, 10.2, 10.3, Party A shall have the right to separately or simultaneously take the following measures:

10.4.1 Reduce the credit line under this agreement, or suspend the use of the remaining credit line;

10.4.2 Collect the principal and interest of the loans issued and related expenses within the credit line ahead of time;

10.4.3 For the bank draft accepted or the L/C (including back to back), letter of guarantee, delivery guarantee, etc. opened by Party A within the credit period, no matter whether Party A has made advances, Party A can ask Party B to do margin calls, or transfer the deposit of the other accounts opened by Party B in Party A’s to its security deposit account as the security deposit for the repayment of Party A’s future advances under this agreement, or give the money to a third party escrow, as the security deposit for Party A’s future advances to Party B;

10.4.4 For Party A’s unpaid creditor’s claims to accounts receivable transferred from Party B with recourse under domestic factoring, export factoring, Party A shall have the right to ask Party B to immediately fulfill the obligations of re-purchase; for Party A’s creditor’s claim to accounts receivable to Party B transferred under domestic factoring without recourse, export factoring, Party A shall have the right to immediately claim from Party B.

10.4.5 Party A can directly debit Party B’s settlement account and/or other accounts, so as to repay all the debts of Party B under this agreement and each specific contract;

10.4.6 Party A can make claims according to the provisions of Article 13 of this contract.

Article 11 Modification and dissolution of the agreement

The Agreement can be modified or dissolved after reaching a consensus and a written agreement between the two parties. This Agreement shall remain valid prior to the conclusion of the written agreement. Any party shall not unilaterally modify, amend or dissolve this agreement without authorization.

Article 12 Other matters

12.1 During the life of this agreement, any grace, extension or postponing of the execution of Party A’s interests or rights under this agreement granted by Party A to any default or delay conducted by Party B shall not damage, affect, or limit all the rights and interests of Party A as a creditor entitled by relevant laws and this agreement, and shall not be deemed as Party A’s authorization or approval as to any event of default committed by Party B, nor be deemed as Party A’s waiver of right to take actions against any existing or future default.

12.2 In the event that this agreement or any of its articles become null and void for any reason, Party B shall still have the responsibility to repay all the debts owed to Party A under this agreement. Under the above circumstances, Party A shall have the right to terminate this agreement and promptly claim for the repayment of all the debts owed by Party B under this agreement.

12.3 For both parties, the notice, request and other documents related to this agreement shall be delivered in written form.

Refer to Article 22 for the contact address of Party A and Party B.

For the personal delivery, the notice shall be deemed as served when the addressee signs the waybill (otherwise the date of rejection if the addressee rejects); for the delivery by mail, the notice shall be deemed as served on the 7th day after delivery; for the delivery by fax, the notice shall be deemed as served after the fax system of the receiver has accepted the fax.

For the notice to Party B regarding the transfer of the creditor’s right or dunning published by Party A on mass media, it shall be deemed as served on the date of announcement.

Any Party that changes the contact address shall timely notify the other party; otherwise the defaulting Party shall bear the losses that might occur thereby on its own.

12.4 The two Parties agree that for the application documents for businesses of trading and financing, Party B may affix on the documents the specimen seal in accordance with the “Authorization Letter on the Specimen Seal” provided to Party A, whose legal force shall be recognized by both Parties.

Article 13 Applicable law and dispute settlement

13.1 The conclusion, interpretation, and dispute settlement of this agreement shall all be applicable to the laws of the People’s Republic of China, and the rights and interests of both parties are protected by the laws of the People’s Republic of China.

13.2 Any dispute occurred during the performance of this agreement shall be settled through friendly consultation by the Parties; if the parties cannot reach an agreement by consultation, then refer to Article 23 of this contract.

13.3 If the two parties have had this agreement and any other specific contracts notarized for compulsory legal enforcement, then party A may apply for compulsory enforcement directly to a people’s court with jurisdiction for the recovery of the debt that party B owes under this agreement and any other specific contracts.

Article 14 Validity of the agreement

This agreement shall come into effect upon signing (or affixing of the personal seal) by the legal representative/person in charge or the authorized agent of Party A and Party B and affixing the official seal/special contract seal of the unit, and shall automatically become null and void upon the expiration date of the credit period or the date when all the debts and all other related expenses that Party B owes to Party A under this agreement have been paid off (the later date of the two shall prevail).

Part of the signed terms

No.: 2012 Jing Zi No. 21120818

Article 15 Contracting parties

Party A (credit grantor): China Merchants Bank Co., Ltd.              Shanghai Jing’an Temple Sub-branch

Person in charge: Xu Xuehong

Party B (credit applicant): Han Ting Xingkong (Shanghai) Hotel Management Co., Ltd.

Legal representative/person in charge: He Hui

Credit-sharing applicant: Shanghai Han Ting Hotel Management Group, Ltd.

Legal representative/person in charge: He Hui

Credit-sharing applicant: Yiju (Shanghai) Hotel Management Co., Ltd.

Legal representative/person in charge: He Hui

Credit-sharing applicant:

Legal representative/person in charge:

Credit-sharing applicant:

Legal representative/person in charge:

The above credit applicant and credit-sharing applicants are individually or collectively referred to as “Party B”.

Article 16 Credit line

1.1 Party A shall grant Party B a credit line amounting to RMB currency 300 million (or equivalent amount of other currencies calculated with the exchange rate published by Party A on the particular date when the specific transaction occurs, as is the same hereinafter). Among which (choose by ticking “✓” hereinafter):

-Revolving credit line RMB currency 300 million Yuan;

-One-off credit line          currency          /        Yuan.

Revolving credit line means the maximum limit of the total balance of the credit principals provided to Party B By Party A during the credit period that can be used continuously and cyclically, including loans, trade financing, note discounting, acceptance of commercial bills, letter of guarantee, bank account overdraft, and domestic factoring,          /         ,         /         , etc.

One-off credit line refers to that during the credit period Party B makes applications to Party A for several credit transactions by installment, the accumulative amount of all the credit transactions shall not exceed the amount of one-off credit line specified by this agreement. Party B shall not cyclically use the one-off credit line, the corresponding amount of several credit transactions applied for by Party B will occupy the amount of one-off credit line specified in this Article, until it is accumulatively occupied in full.

“Trade Financing” includes opening L/C, import bill advance, delivery guarantee, inward bill purchase under collection, packing credit, export bill purchase, advance against documentary collection, financing by import and export remittance, short-term financing by credit insurance, import factoring, and export factoring(excluding non-recourse double-factoring, and the aforesaid service in the system of Party A, as is the same hereinafter),         /         ,         /          and other types of transactions.

1.2 When Party A deals with transactions of import factoring and non-recourse domestic factoring and with Party B as payer, then creditor’s claims of accounts receivable transferred to Party A from Party B in the transactions will occupy the above-mentioned credit line. When Party B applies for transactions of recourse domestic factoring or export factoring, then basic purchase fund (underwriting fund) provided by Party A to Party B in the transaction will occupy the above-mentioned credit line.

1.3 When Party A entrusts other branches of China Merchants Bank Co., Ltd. to open a back to back letter of credit to the beneficiaries after opening a L/C, in accordance with the regulations of its internal process, then the opening of L/C as well as the import bill advance and delivery guarantee under it will occupy the above-mentioned credit line;

1.4 The above-mentioned credit line does not include the corresponding credit amounts of the security deposit or the guarantee of deposit receipt pawn provided by Party B or a third party specific toindividual transaction under this agreement, as is the same hereinafter.

1.5 Party A and Party B had signed the No.              credit agreement, from the effective date of this agreement, any balance not repaid under that credit agreement, will be automatically included in the credit line of this agreement, and directly occupy the credit line under this agreement (if this Article is applicable, please tick “✓” in ☐).

Article 17 Credit period

The credit period is 36 months, from October 10, 2012 to October 9, 2015. Party B shall submit its application for use of the credit line to Party A within the credit period, and Party A will reject any application for use of the credit line raised by Party B after the expiration date of the credit period, unless specified otherwise in this agreement.

Article 18 Use of the credit line

3.1 Types and scope of credit line

The above-mentioned credit line is (choose one among the two alternatives, by ticking “✓”):

3.1.1 General credit line, and the specific types of transactions include (fill in on the basis of facts):

Working capital loan, Acceptance

Non-financing letter of guarantee, Domestic letter of credit

Meanwhile, Party B can (fill in “can” or “cannot”) adjust the use of the above-mentioned credit line, and (make choice by ticking “✓” below):

-All types of transactions can be used with adjustment;

-Certain types of transactions can be used with adjustment, that is,         /         ;

3.1.2         /         single credit line.

Article 19 Warranty clause

5.1 Under this agreement, Shanghai HanTing Hotel Management Group, Ltd., Yiju (Shanghai) Hotel Management Co., Ltd. shall be the guarantor of joint and several liabilities for all the debts owed to Party A by Party B, who shall issue an irrevocable letter of maximum amount guarantee to Party A and/or           /           ;

5.2 All debts of Party B owed to Party A under this agreement, shall be mortgaged (pledged) with           /            property with legal right of ownership and disposal by           /           , where the two parties shall separately sign a guaranty agreement.

Party A has the right to refuse to provide the credit to Party B, if the guarantor fails to sign the guaranty document or complete all the guaranty procedures in accordance with the provision of this article.

Article 20 Party B specially guarantees the following matters:

8.8 Without the permission of Party A, Party B shall not pay off other long-term debts earlier than contract, as well as           /           ,           /           .

Article 21 Breach of contract and penalties

10.1.9 The occurrence of other circumstances where the legal rights and interests of Party A are undermined as deemed by Party A, such as the occurrence of the circumstances specified in Article 24.1, 24.2, 24.3;

Article 22 Contact address

Party A’s contact address: No. 1700 West Beijing Road, Shanghai

Party B’s contact address: No. 2266 Hongqiao Road, Shanghai

Article 23 Applicable law and dispute settlement

Any disputes between Party A and Party B that occurred in the course of fulfilling this agreement shall be settled by the two parties through consultation. Where the consultation fails, either party may (choose one among the three alternatives, by ticking “✓”):

13.2.1 Lodge a lawsuit to the people’s court in the location of Party A;

13.2.2 Apply for arbitration to           /            Arbitration Commission;

13.2.3 Submit to (for this option, choose one among the two alternatives, by ticking “✓”):

-China International Economic and Trade Arbitration Commission

-China International Economic and Trade Arbitration Commission           /            Sub-commission for arbitration in accordance with the arbitration rules on financial disputes.

Article 24

For the issues not covered or need to be altered under this agreement, Party A and Party B shall sign a complementary agreement in writing upon consensus through consultation, which, appended with each individual contract of this agreement, consists of the appendix of this agreement, and constitutes an integral part of this agreement.

24.1 Party B confirms that, the line that can be actually used each year under this agreement only can be used upon the approval of Party A.

24.2 Party B confirms that: Shanghai Han Ting Hotel Management Group, Ltd., Yiju (Shanghai) Hotel Management Co., Ltd. can share the credit under this agreement, each no more than RMB 30 million.

24.3 The purpose for the use of the capital under this agreement is limited to normal operation turnover.

Article 25 Supplementary provisions

This agreement is made in five copies, with Party A, Party B and __/__, __/         each holding one copy, which shall have the same legal effect.

Special Reminder:

The parties have carried out full consultation on all the terms and conditions of this agreement. The bank has invited the other parties to pay special attention to related clauses on the exemption or limitation of the bank’s responsibility, the unilateral possession of certain rights by the bank, and the extension of responsibility or restriction of the rights of the other parties, which shall be completely, accurately understood. Upon the request of the other parties, the bank has made corresponding explanations on the above-mentioned clauses. All the contracting parties have reached a completely consistent understanding of the terms and conditions of this agreement.

(This page is the signature page)

Party A: (Seal) China Merchants Bank Co., Ltd. Shanghai Jing’an Temple Sub-branch Person in charge or authorized agent:
Xu Xuehong

(Signature/Personal seal):

Party B: (Seal) HanTing Xingkong (Shanghai) Hotel Management Co., Ltd.;

Shanghai HanTing Hotel Management Group, Ltd.;

Yiju (Shanghai) Hotel Management Co., Ltd.;

Legal representative/ person in charge or authorized agent:

(Signature/Personal seal): He Hui; He Hui; He Hui

Date of signing: September 25, 2012